Exhibit 99.1

News from Xerox Holdings Corporation
Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056 tel +1-203-968-3000

Xerox Restructures FUJIFILM Relationship, Will Receive $2.3B from Related Transactions

Norwalk, Conn., Nov. 5, 2019 – Xerox Holdings Corporation (NYSE: XRX) announced that it has entered into agreements with FUJIFILM Holdings Corporation and certain of its subsidiaries that will simplify and set a new course for the companies’ strategic sourcing relationship going forward. The terms of the agreements include the following:

●	Sale of Xerox’s 25% stake in Fuji Xerox Co., Ltd. (FX) to a subsidiary of FUJIFILM;
●	Modified sourcing terms for future product programs that will ensure Xerox’s product supply continuity;
●

Sale to an affiliate of FX of Xerox’s 51% stake in Xerox International Partners (XIP), an OEM joint venture between Xerox and FX, which, together with the grant of a new IP license, will allow FX to OEM certain products (such as printer engines) to named parties that are existing customers of XIP on a worldwide basis in exchange for a fixed royalty; and

●	Dismissal of the $1 billion lawsuit FUJIFILM filed against Xerox after last year’s terminated merger.

“These agreements reset our relationship with FUJIFILM and provide both companies with tremendous opportunities to grow, together and independently,” said John Visentin, vice chairman and CEO of Xerox. “These agreements also unlock significant unrealized value for our shareholders, provide greater clarity for our customers and help us speed our transformation to a digital-first company.”

Total after-tax proceeds to Xerox from the transactions will include accrued but unpaid dividends through the date of the closings and are expected to be approximately $2.3 billion. Xerox expects to use the proceeds opportunistically to pursue accretive M&A in core and adjacent industries, return capital to shareholders and pay down its $550 million December 2019 debt maturity.

The agreements were unanimously approved by the board of directors of Xerox and do not require a shareholder vote. Closings of the sale transactions are subject to receipt of regulatory approval in Japan and other customary closing conditions and are expected to occur in November 2019, but there can be no assurance regarding timing of completion of the regulatory review process, which could delay timing of the closings.

Xerox expects to provide updated 2019 guidance by mid-December 2019 that incorporates the impact of the transactions (assuming closing of the transactions occurs as expected).

Additional information concerning the transactions will be included in a Current Report on Form 8-K that Xerox intends to file today with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of the current report (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov and at Xerox’s website at https://www.xerox.com.

King & Spalding LLP acted as legal counsel to Xerox in connection with the transactions.

About Xerox

In the era of intelligent work, we’re not just thinking about the future, we’re making it. Xerox Holdings Corporation is a technology leader focused on the intersection of digital and physical. We use automation and next-generation personalization to redefine productivity, drive growth and make the world more secure. Every day, our innovative technologies and intelligent work solutions—Powered by Xerox®—help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Forward-Looking Statements

This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the ability to satisfy the conditions to closing of the proposed transactions, on the expected timing or at all; the ability to obtain required regulatory approvals for the proposed transactions, on the expected timing or at all; the occurrence of any event that could give rise to the termination of the stock purchase agreement or other transaction documents; the effects of disruption caused by the announcement of the contemplated transactions; the risk of litigation in connection with the contemplated transactions; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation’s 2018 Annual Report on Form 10-K, as well as in Xerox Corporation’s and Xerox Holdings Corporation’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contact:

Caroline Gransee-Linsey, Xerox, +1-203-849-2359,  Caroline.Gransee-Linsey@xerox.com

Investor Contact:

Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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